Exhibit (e)(12)

ATHLON ENERGY INC.

2013 INCENTIVE AWARD PLAN

RESTRICTED STOCK GRANT NOTICE

Athlon Energy Inc., a Delaware corporation (the “Company”), pursuant to its 2013 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”) the number of shares of Restricted Stock (the “Shares”) set forth below. The Shares are subject to the terms and conditions set forth in this Restricted Stock Grant Notice (the “Grant Notice”) and the Restricted Stock Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in the Grant Notice and the Agreement.

Participant:

Grant Date:

Target Number of Performance-Based Shares of Restricted Stock

Number of Time-Based Shares of Restricted Stock:

Vesting Schedule:

By Participant’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and the Grant Notice. Participant has reviewed the Agreement, the Plan and the Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Grant Notice and fully understands all provisions of the Grant Notice, the Agreement and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Grant Notice or the Agreement.

ATHLON ENERGY INC.	PARTICIPANT

By:
Name:	[ ]
Title:

EXHIBIT A

TO RESTRICTED STOCK GRANT NOTICE

RESTRICTED STOCK AGREEMENT

Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to Participant the Shares (including “Performance-Based Shares” and “Time-Based Shares”) set forth in the Grant Notice and this Agreement. With respect to the Performance-Based Shares, the Company has granted the Participant the maximum number of Performance-Based Shares that may vest under this Agreement (i.e., 200% of the Target Number of Performance-Based Shares set forth in the Grant Notice), subject to forfeiture as provided herein.

ARTICLE I.

GENERAL

1.1 Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.

1.2 Incorporation of Terms of Plan. The Shares issued to Participant pursuant to the Grant Notice are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II.

ISSUANCE OF SHARES

2.1 Issuance of Shares. In consideration of Participant’s past and/or continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Participant the Shares set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, this Agreement and the Plan. With respect to the Performance-Based Shares, the Company has granted the Participant the maximum number of Performance-Based Shares that may vest under this Agreement (i.e., 200% of the Target Number of Performance-Based Shares set forth in the Grant Notice), subject to forfeiture as provided herein.

2.2 Issuance Mechanics. As of the Grant Date, the Company shall issue the Shares in the form of Common Stock (“Stock”) to Participant and shall (a) cause a stock certificate or certificates representing such shares of Stock to be registered in the name of Participant, or (b) cause such shares of Stock to be held in book-entry form. If a stock certificate is issued, it shall be delivered to and held in custody by the Company and shall bear the restrictive legends required by Section 5.1. If the shares of Stock are held in book-entry form, then such entry will reflect that the shares are subject to the restrictions of this Agreement.

2.3 Vesting of Shares.

(a) Vesting of Performance-Based Shares. The Performance-Based Shares shall be divided into three equal tranches (each a “Performance Tranche”), which shall vest, if at all, in amounts up to 200% of the applicable installment of the Target Number of Performance-Based Shares on August 8, 2015, 2016 and 2017, respectively, as follows, subject to Section 2.3(c) below:

(i) If, with respect to a Performance Tranche, the Company achieves a TSR over the Performance Period that is below the 25th percentile of the TSRs of the component members of the Company’s Peer Group over the Performance Period, none of the Performance-Based Shares in such Performance Tranche shall vest;

(ii) If, with respect to a Performance Tranche, the Company achieves a TSR over the Performance Period that is at the 25th percentile or between the 25th percentile and the 75th percentile of the TSRs of the component members of the Company’s Peer Group over the Performance Period, a number of Shares equal to 100% (but not more than 100%) of the applicable installment of the Target Number of Performance-Based Shares (as indicated in the Grant Notice above) shall vest; or

(iii) If, with respect to a Performance Tranche, the Company achieves a TSR over the Performance Period that is at or above the 75th percentile of the TSRs of the component members of the Company’s Peer Group over the Performance Period, a number of Shares equal to 200% of the applicable installment of the Target Number of Performance-Based Shares (as indicated in the Grant Notice above) shall vest.

(b) Vesting of Time-Based Shares. Subject to Section 2.3(c) below, the Time-Based Shares shall vest in three equal annual installments on August 8, 2015, 2016 and 2017, respectively.

(c) In the event of a Change in Control, all Restricted Shares granted under this agreement that were not previously eligible to vest will vest in full, with the Performance-Based Restricted Shares vesting at the maximum level (200%).

(d) Definitions.

(i) Performance Period. For purposes of this Agreement, “Performance Period” means (A) for Performance-Based Shares that are eligible to vest on August 8, 2015, the period beginning on August 9, 2014 and ending on August 8, 2015, (B) for Performance-Based Shares that are eligible to vest on August 8, 2016, the period beginning on August 9, 2015 and ending on August 8, 2016, and (C) for Performance-Based Shares that are eligible to vest on August 8, 2017, the period beginning on August 9, 2016 and ending on August 8, 2017.

(ii) TSR. For purposes of this Agreement, “TSR” means, as applicable, the Company’s or a member of the Peer Group’s total stockholder return for the applicable Performance Period calculated based on the change in the trading price of the applicable shares over the Performance Period (where the trading price for any date is calculated as the average of the closing price of the applicable shares of Stock on the applicable securities exchange, where reasonably available, on such date and on the nine (9) preceding trading days) and assuming the reinvestment of all dividends or distributions paid on shares during such period, all as determined by the Committee in its discretion.

(iii) Peer Group. For purposes of this Agreement, the “Peer Group” shall consist of the companies listed on Schedule A hereto, provided, however, that the Committee may make such changes and adjustments to the Peer Group from time to time that it deems equitable or appropriate in its discretion as a result of or to account for a Change in Control or any similar or other extraordinary transaction that may occur with respect a member of the Peer Group or a member of the Peer Group ceasing to be a publicly traded company, which change(s) or adjustment(s) may include, but are not limited to removing, replacing or adding additional members to the Peer Group for all or any purposes under this Agreement.

ARTICLE III.

FORFEITURE AND TRANSFER RESTRICTIONS

3.1 Forfeiture Restriction. Subject to the provisions of Section 3.2 below, (i) in the event of Participant’s Termination of Service for any reason, including as a result of Participant’s death or Disability, all of the Unreleased Shares (as defined below) shall thereupon be forfeited immediately and without any further action by the Company, except as otherwise provided in a written agreement between Participant and the Company, and (ii) subject to Section 2.3(c), in the event any Performance-Based Shares are not earned at the maximum level in accordance with the provisions of Section 2.3(a), such Unreleased Shares that are not earned in accordance with Section 2.3(a) shall thereupon be forfeited immediately and without any further action by the Company (the restrictions described in the foregoing clauses (i) and (ii) are the “Forfeiture Restriction”). Upon the occurrence of such forfeiture, the Company shall become the legal and beneficial owner of the forfeited Unreleased Shares and all rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the number of Unreleased Shares being forfeited by Participant. The Unreleased Shares shall be held by the Company in accordance with Section 3.3 until the Shares are forfeited as provided in this Section 3.1, until such Unreleased Shares are fully released from the Forfeiture Restriction as provided in Section 3.2 or until such time as this Agreement is no longer in effect. Participant hereby authorizes and directs the Secretary of the Company, or such other person designated by the Administrator, to transfer any Unreleased Shares that are forfeited pursuant to this Section 3.1 from Participant to the Company.

3.2 Release of Shares from Forfeiture Restriction. The Shares shall be released from the Forfeiture Restriction in accordance with the vesting schedule and provisions set forth in Section 2.3. Any of the Shares which, from time to time, have not yet been released from the Forfeiture Restriction are referred to herein as “Unreleased Shares.” As soon as administratively practicable following the release of any Shares from the Forfeiture Restriction, the Company shall, as applicable, either deliver to Participant the certificate or certificates representing such Shares in the Company’s possession belonging to Participant, or, if the Shares are held in book-entry form, then the Company shall remove the notations indicating that the shares are subject to the restrictions of this Agreement. Participant (or the beneficiary or personal representative of Participant in the event of Participant’s death or incapacity, as the case may be) shall deliver to the Company any representations or other documents or assurances as the Company or its representatives deem necessary or advisable in connection with any such delivery.

3.3 Escrow.

(a) The Unreleased Shares shall be held by the Company until such Unreleased Shares are forfeited as provided in Section 3.1, until such Unreleased Shares are fully released from the Forfeiture Restriction as provided in Section 3.2 or until such time as this Agreement is no longer in effect. Participant shall not retain physical custody of any certificates representing Unreleased Shares issued to Participant. Participant, by acceptance of this Award, shall be deemed to appoint, and does so appoint, the Company and each of its authorized representatives as Participant’s attorney(s)-in-fact to effect any transfer of forfeited Unreleased Shares to the Company as may be required pursuant to the Plan or this Agreement, and to execute such representations or other documents or assurances as the Company or such representatives deem necessary or advisable in connection with any such transfer. To the extent allowable by Applicable Law, the Company, or its designee, shall not be liable for any act it may do or omit to do with respect to holding the Shares in escrow and while acting in good faith and in the exercise of its judgment.

3.4 Rights as Stockholder. Except as otherwise provided herein, upon issuance of the Shares by the Company, Participant shall have all the rights of a stockholder with respect to said Shares, subject to the restrictions herein, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares, provided, however, that the Participant shall not be entitled to receive any dividends with respect to any Performance-Based Shares that are unvested as of the date of payment of such dividends unless and until such shares become vested in accordance with Section 2.3. Any dividends with respect to such unvested Performance-Based Shares shall be forfeited to the Company in the event such Shares are forfeited.

ARTICLE IV.

TAXATION AND TAX WITHHOLDING

4.1 Representation. Participant represents to the Company that Participant has reviewed with his or her own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Participant is ultimately liable and responsible for all taxes owed in connection with this investment and the transactions contemplated by this Agreement, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the Shares. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the Shares or Participant’s sale of shares of Stock. The Company and the Subsidiaries do not commit and are under no obligation to structure this investment or the transactions contemplated by this Agreement to reduce or eliminate Participant’s tax liability.

4.2 No Section 83(b) Election. The participant may not make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the Shares.

4.3 Tax Withholding. Notwithstanding any other provision of this Agreement:

(a) The Company and its Subsidiaries have the authority to deduct or withhold, or require Participant to remit to the Company or the applicable Subsidiary, an amount sufficient to satisfy applicable federal, state, local and foreign taxes (including the employee portion of any FICA obligation) required by law to be withheld with respect to any taxable event arising pursuant to this Agreement. The Company and its Subsidiaries may withhold or Participant may make such payment in one or more of the forms specified below:

(i) by cash or check made payable to the Company or the Subsidiary with respect to which the withholding obligation arises;

(ii) by the deduction of such amount from other compensation payable to Participant;

(iii) with respect to any withholding taxes arising in connection with the vesting of the Shares, with the consent of the Administrator, by requesting that the Company and its Subsidiaries withhold a net number of vested Shares having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Subsidiaries based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes;

(iv) with respect to any withholding taxes arising in connection with the vesting of the Shares, with the consent of the Administrator, by tendering to the Company vested shares of Stock having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Subsidiaries based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes;

(v) with respect to any withholding taxes arising in connection with the vesting of the Shares, through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to those Shares that are then becoming vested and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company or the Subsidiary with respect to which the withholding obligation arises in satisfaction of such withholding taxes; provided that payment of such proceeds is then made to the Company or the applicable Subsidiary at such time as may be required by the Administrator, but in any event not later than the settlement of such sale; or

(vi) in any combination of the foregoing.

(b) With respect to any withholding taxes arising in connection with the Shares, in the event Participant fails to provide timely payment of all sums required pursuant to Section 4.3(a), the Company shall have the right and option, but not the obligation, to treat such failure as an election by Participant to satisfy all or any portion of Participant’s required payment obligation pursuant to Section 4.3(a)(ii) or Section 4.3(a)(iii) above, or any combination of the foregoing as the Company may determine to be appropriate. The Company shall not be obligated to deliver any certificate representing the Shares to Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the vesting of the Shares or any other taxable event related to the Shares.

(c) In the event any tax withholding obligation arising in connection with the Shares will be satisfied under Section 4.3(a)(iii), then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of shares of Stock from those Shares that are then becoming vested as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligation and to remit the proceeds of such sale to the Company or the Subsidiary with respect to which the withholding obligation arises. Participant’s acceptance of this Award constitutes Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 4.3(c), including the transactions described in the previous sentence, as applicable. The Company may refuse to deliver any certificate representing the Shares to Participant or his or her legal representative until the foregoing tax withholding obligations are satisfied.

(d) Participant is ultimately liable and responsible for all taxes owed in connection with the Shares, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the Shares. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the Shares or the subsequent sale of the Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure this Award to reduce or eliminate Participant’s tax liability.

ARTICLE V.

RESTRICTIVE LEGENDS AND STOP-TRANSFER ORDERS

5.1 Legends. The certificate or certificates representing the Shares, if any, shall bear the following legend (as well as any legends required by the Company’s charter and Applicable Law):

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE IN FAVOR OF THE COMPANY AND MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

5.2 Refusal to Transfer; Stop-Transfer Notices. The Company shall not be required (a) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred. Participant agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

5.3 Removal of Legend. After such time as the Forfeiture Restriction shall have lapsed with respect to the Shares, and upon Participant’s request, a new certificate or certificates representing such Shares shall be issued without the legend referred to in Section 5.1 and delivered to Participant. If the Shares are held in book entry form, the Company shall cause any restrictions noted on the book form to be removed.

ARTICLE VI.

OTHER PROVISIONS

6.1 Administration. The Administrator shall have the power to interpret the Plan, the Grant Notice and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested persons. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice or this Agreement.

6.2 Shares Not Transferable. The Shares may not be sold, pledged, assigned or transferred in any manner unless and until the Forfeiture Restrictions have lapsed. No Unreleased Shares or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

6.3 Adjustments. The Administrator may accelerate the vesting of all or a portion of the Unreleased Shares in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that the Shares are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Section 12.2 of the Plan.

6.4 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 6.4, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

6.5 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

6.6 Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

6.7 Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Law, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Shares are granted, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to Applicable Law.

6.8 Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Shares in any material way without the prior written consent of Participant.

6.9 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 6.2 and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

6.10 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Shares, the Grant Notice and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

6.11 Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

6.12 Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

6.13 Section 409A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

6.14 Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

6.15 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Award.

6.16 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.

6.17 Broker-Assisted Sales. In the event of any broker-assisted sale of shares of Stock in connection with the payment of withholding taxes as provided in Section 4.3(a)(iii) or Section 4.3(a)(v): (A) any shares of Stock to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation arises or as soon thereafter as practicable; (B) such shares of Stock may be sold as part of a block trade with other participants in the Plan in which all participants receive an average price; (C) Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (D) to the extent the proceeds of such sale exceed the applicable tax withholding obligation, the Company agrees to pay such excess in cash to Participant as soon as reasonably practicable; (E) Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable tax withholding obligation; and (F) in the event the proceeds of such sale are insufficient to satisfy the applicable tax withholding obligation, Participant agrees to pay immediately upon demand to the Company or its Subsidiary with respect to which the withholding obligation arises an amount in cash sufficient to satisfy any remaining portion of the Company’s or the applicable Subsidiary’s withholding obligation.

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